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                                                                     Exhibit 4.5

                        CONSOLIDATED NATURAL GAS COMPANY
                                MEDIUM-TERM NOTES


                          EXCHANGE RATE AGENT AGREEMENT


                  AGREEMENT made as of May 22, 2002, between CONSOLIDATED NATURAL GAS COMPANY (the "Corporation") and Bank One Trust Company, National Association (in such capacity, the "Exchange Rate Agent", which term shall, unless the context otherwise requires, include its successors and assigns in such capacity).

                  WHEREAS, the Corporation proposes to issue from time to time its medium-term notes, certain of which notes may be denominated in currencies (including composite currencies) other than U.S. dollars (the "Specified Currency"; references herein to "Specified Currency" in connection with a particular Note to mean the Specified Currency applicable to such Note) (such medium-term notes so denominated being hereinafter called the "Notes"); and

                  WHEREAS, the Notes will be issued pursuant to an Indenture dated as of April 1, 2001 (the "Indenture"), between the Corporation and Bank One Trust Company, National Association, as trustee (in such capacity, the "Trustee"); and

                  WHEREAS, the principal of (and premium, if any) and interest on the Notes will be paid to holders of Notes in U.S. dollars from funds paid to Bank One Trust Company, National Association, as Paying Agent (in such capacity, the "Paying Agent") in the Specified Currency by the Corporation, except in certain circumstances with respect to holders of Notes who elect to receive payments in the Specified Currency; and

                  WHEREAS, terms defined in the Indenture and the Notes shall have the same meanings herein unless the context otherwise requires;

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                                                                      Exibit 4.5

                           NOW IT IS HEREBY AGREED that:

                  1. Appointment of Agent. The Corporation hereby appoints Bank
                     --------------------
One Trust Company, National Association as the Exchange Rate Agent, at its principal corporate trust office in The City of New York, and the Exchange Rate Agent hereby accepts such appointment as the Corporation's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Payment Dates; Notice of Note Issuance. (a) Except as may
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otherwise be provided in the Notes, interest payments on the Notes will be made on the respective interest payment dates set forth therein, and principal will be payable on the Notes on the respective principal payment dates set forth therein. Each such day on which interest or principal on the Notes shall be payable as provided therein is referred to herein as a "Payment Date."

                  (b) The Corporation agrees to notify the Exchange Rate Agent of the issuance of any Notes prior to the issuance thereof and to deliver to the Exchange Rate Agent, prior to the issuance of any Notes, copies of the proposed forms of such Notes. The Corporation shall not issue any Note prior to the receipt of confirmation from the Exchange Rate Agent of its acceptance of the proposed form of such Note. The Exchange Rate Agent hereby acknowledges its acceptance of the proposed forms of Notes previously delivered to it.

                  3. Exchange of Currencies. (a) As provided in the Notes,
                     ----------------------
payments of the principal of (and premium, if any) and interest on the Notes ("Note Payments") are to be made in U.S. dollars, provided that any Holder of Notes may elect to have his Note Payments made in the Specified Currency by filing a written request with the Paying Agent as provided in the Notes. At least ten calendar days prior to each Payment Date, the Corporation shall cause the Paying Agent to deliver a notice to the Exchange Rate Agent specifying (i) such Payment Date and (ii) the aggregate amount of Note Payments in the Specified Currency to be converted into U.S. dollars on such Payment Date, on the basis of written requests from Noteholders received by the Paying Agent as provided in the Notes (such aggregate amount of the Specified Currency to be converted on any Payment Date being referred to herein as the "Conversion Amount").

                  (b) The Exchange Rate Agent shall (subject to Section 3(g) below) obtain a quotation from a recognized foreign exchange dealer (which may be the Exchange Rate Agent) selected by it (the "Reference Dealer") for the

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purchase by such Reference Dealer of the Specified Currency in exchange for U.S.
dollars, in an amount equal to the Conversion Amount in respect of each Payment Date. Such quotation shall be obtained as of approximately 11:00 a.m. New York City time on the second Business Day preceding the applicable Payment Date, for settlement of the related exchange transaction on such Payment Date, and such Reference Dealer shall be requested, in providing its quote, to indicate its willingness to enter into an exchange transaction at the rate so quoted. If the Exchange Rate Agent provides the quotation, it shall be under no obligation to obtain any quotations from other foreign exchange dealers. Any quotations provided by the Exchange Rate Agent will be at a rate comparable to a rate at which the Exchange Rate Agent would be willing, at such time, to enter into a foreign exchange transaction in the relevant Conversion Amount with a counterparty that is not a foreign exchange dealer. For the avoidance of doubt, the Corporation acknowledges and agrees that such quotation will entail a spread that will constitute a profit to the Exchange Rate Agent and will not necessarily be a mid-market rate. If the Conversion Amount is less than an amount on which the Exchange Rate Agent would engage in a wholesale transaction in the ordinary course of its business, the Corporation acknowledges and agrees that the spread may be greater than on a transaction involving a Conversion Amount on which the Exchange Rate Agent would engage in a wholesale transaction in the ordinary course of its business.

                  (c) The Exchange Rate Agent, on behalf of the Corporation, shall enter into an agreement, at the time of the determination of the Conversion Rate (as defined below) in respect of each Payment Date, for the sale of the Conversion Amount for U.S. dollars for delivery on the Payment Date, such agreement to be entered into with the Reference Dealer which shall have provided the relevant quotation, and such sale to be at the Conversion Rate. The Corporation shall be bound by such agreement as principal as if it had entered into such agreement directly and shall assert no objection thereto based, in whole or in part, upon the Conversion Rate. The Exchange Rate Agent shall notify the Corporation and the Paying Agent, by telex, telefax or telephone and confirmed promptly in writing, of the exchange rate for the Specified Currency at which such agreement was entered into (such rate being referred to herein as the "Conversion Rate").

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                  (d) Prior to each Payment Date, the Exchange Rate Agent will give telephonic notice to the Corporation of the place (including the account number and related information) to which the Conversion Amount shall be paid on the second Business Day prior to the Payment Date to the Exchange Rate Agent by the Corporation. Such telephonic notice shall be confirmed in writing as soon as practicable thereafter in accordance with Section 9. In the event the Exchange Rate Agent fails to give such notice, the Corporation shall be entitled to rely on the payment instructions with respect to the immediately preceding Payment Date.

                  (e) As early as practicable on the second Business Day prior to the Payment Date, the Corporation will deposit the Conversion Amount into the account of the Exchange Rate Agent specified pursuant to Section 3(d) above. On the Payment Date, the Exchange Rate Agent shall (i) exchange the Conversion Amount for U.S. Dollars pursuant to the agreement referred to in Section 3(c) above, (ii) deduct all currency exchange costs pursuant to Section 4 hereof and
(iii) transfer the remaining U.S. dollars to, or as directed by, the Paying Agent, on behalf of the Corporation, for payment to the Holders of the Notes in accordance with their terms.

                  (f) In the event that the Exchange Rate Agent enters into an agreement pursuant to Section 3(c) above but is unable to convert the entire Conversion Amount to U.S. dollars, for whatever reason, then the Corporation shall remit to the Paying Agent on the Payment Date an amount in U.S. dollars equal to the amount which would have been received on conversion, at the Conversion Rate, of that portion of the Conversion Amount remaining unconverted, and such unconverted portion of the Conversion Amount shall be returned to the Corporation.

                  (g) If the Exchange Rate Agent is not willing to provide a quotation in respect of a particular Payment Date, it will make a good faith attempt to obtain quotations from three other Reference Dealers. If none of such Reference Dealers is willing to provide a quotation, (i) the Exchange Rate Agent shall notify the Corporation and the Paying Agent accordingly, by telex, telefax or telephone and confirmed promptly in writing and (ii) no conversion shall be made on

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such Payment Date and all Note Payments on such Payment Date shall be made in the Specified Currency.

                  4. Fees and Expenses. So long as any of the Notes remains
                     -----------------
Outstanding, the Corporation will pay to the Exchange Rate Agent a fee to be determined between the parties in respect of its services to be rendered hereunder. The Corporation will also pay, upon receiving an accounting therefor from the Exchange Rate Agent, the reasonable out-of-pocket expenses (including legal, advertising, telex and cable expenses) incurred by the Exchange Rate Agent in connection with its services to the Corporation as Exchange Rate Agent hereunder, such accounting to be conclusive absent manifest error. It is understood that all currency exchange costs will be borne by the Holders of the Notes whose Note Payments are required to be converted into U.S. dollars, and will be deducted by the Exchange Rate Agent from the U.S. dollars received by the Exchange Rate Agent on each Payment Date pursuant to Section 3(e) hereof.

                  5. Indemnification. Notwithstanding any satisfaction or
                     ---------------
discharge of the Notes or the Indenture, the Corporation will indemnify the Exchange Rate Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or sustain or which may be made against it in connection with its appointment or the exercise of its powers and duties hereunder as well as the reasonable costs, including expenses and fees of legal or other professional advisors, of defending or investigating any claim, action or demand, except such as may result from the gross negligence, wilful misconduct or bad faith of the Exchange Rate Agent or any of its employees. Except as provided in the preceding sentence, the Exchange Rate Agent shall incur no liability and shall be indemnified and held harmless by the Corporation for or in respect of any action taken or suffered to be taken in good faith by the Exchange Rate Agent in reliance upon (i) the written opinion or advice of legal or other professional advisors or (ii) written instructions from the Corporation.

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                                                                               6

                  6. Terms and Conditions. The Exchange Rate Agent accepts its
                     --------------------
obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Corporation agrees:

                  (i) in acting under this Agreement, the Exchange Rate Agent is acting solely as agent of the Corporation and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the Holders of the Notes;

                  (ii) unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given under any provision of this Agreement shall be sufficient if signed by any person who the Exchange Rate Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Corporation;

                  (iii) the Exchange Rate Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (iv) the Exchange Rate Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Exchange Rate Agent;

                  (v) the Exchange Rate Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence, wilful misconduct or bad faith;

                  (vi) in no event shall the Exchange Rate Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Exchange Rate Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; and

                  (vii) the Exchange Rate Agent may perform any of its duties hereunder through one or more of its affiliates and such affiliates shall be have the rights and duties of the Exchange Rate Agent as if named hereunder.

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                  7. Resignation; Removal; Successors. (a) The Exchange Rate
                     --------------------------------
Agent may at any time resign as Exchange Rate Agent by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 60 days prior to the said effective date unless the Corporation otherwise agrees in writing. The Exchange Rate Agent hereunder may be removed by the filing with it of an instrument in writing signed by the Corporation specifying such removal and the date when it shall become effective (such effective date being at least 20 days after the said filing). Such resignation or removal shall take effect upon the earlier of (i) the effective date thereof as set forth in the notice of resignation or instrument of removal and (ii)(a) the appointment by the Corporation as hereinafter provided of a successor Exchange Rate Agent and (b) the acceptance of such appointment by such successor Exchange Rate Agent; provided, however, that in the event the Exchange
                               -----------------
Rate Agent has given not less than 60 days' prior notice of its desired resignation, and during such 60 days there has not been acceptance by a successor Exchange Rate Agent of its appointment as successor Exchange Rate Agent, the Exchange Rate Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Exchange Rate Agent. The Corporation covenants that it shall appoint a successor Exchange Rate Agent as soon as practicable after receipt of any notice of resignation hereunder. Upon its resignation or removal becoming effective, the retiring Exchange Rate Agent shall be entitled to the reimbursement of all unpaid reasonable out-of-pocket expenses (including legal, advertising, telex and cable expenses) incurred in connection with the services rendered by the retiring Exchange Rate Agent to the date such resignation or removal becomes effective.

                  (b) If at any time the Exchange Rate Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Exchange Rate Agent, or if the Exchange Rate Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver, administrator or other similar official of any or any substantial part of its property, or

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                                                                               8

shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver, administrator or other similar official of the Exchange Rate Agent or of all or any substantial part of its property shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Exchange Rate Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Exchange Rate Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Exchange Rate Agent shall be appointed by the Corporation by an instrument in writing filed with the successor Exchange Rate Agent. Except as provided in Section 7(a) hereof, upon the appointment as aforesaid of a successor Exchange Rate Agent and its acceptance of such appointment, the Exchange Rate Agent so replaced shall cease to be Exchange Rate Agent hereunder.

                  (c) Any successor Exchange Rate Agent hereunder shall execute and deliver to its predecessor and the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Exchange Rate Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named the Exchange Rate Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Exchange Rate Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Exchange Rate Agent.

                  (d) Any corporation into which the Exchange Rate Agent may be merged or converted, any corporation with which the Exchange Rate Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Exchange Rate Agent shall be a party shall, to the extent permitted by applicable law, be the successor Exchange Rate Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Corporation, the Paying Agent and the Trustee.

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                  (e) The Corporation shall promptly notify the Trustee and the
Paying Agent of the appointment of any successor Exchange Rate Agent hereunder.

                  (f) The provisions of Section 5 hereof shall survive any resignation or removal hereunder.

                  8.  Certain Definitions. As used herein, "Business Day" means,
                      -------------------
with respect to a particular Note, any day which is not a Saturday or a Sunday and which is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or the financial center of the country or governmental entity issuing the Specified Currency.

                  9.  Notices. Except as otherwise provided herein, any notice
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required to be given hereunder shall be delivered in person against written receipt, sent by letter, telex or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two Business Days by letter, telex or telecopy), in the case of (a) the Corporation, to it at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219, telecopy (804) 819-2211, Attention: Financing Manager - Public Markets, (b) the Exchange Rate Agent, to it at Bank One Trust Company, National Association, 153 West 51/st/ Street, New York, New York 10019, Attention:
Corporate Trust Administration, with a copy to the Trustee, or (c) the Paying Agent or the Trustee, to Bank One Trust Company, National Association, 153 West 51/st/ Street, New York, New York 10019, Attention: Corporate Trust Administration, or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, telecopy or letter shall be deemed to be served when received.

                  10. Governing Law. This Agreement is governed by and shall be
                      -------------
construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

                  11. Counterparts. This Agreement may be executed in any number
                      ------------
of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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                  12. Benefit of Agreement. This Agreement is solely for the
                      --------------------
benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

                  IN WITNESS WHEREOF, this Exchange Rate Agent Agreement has been entered into as of the day and year first above written.

                                       CONSOLIDATED NATURAL GAS COMPANY

                                       By   /s/ G. Scott Hetzer
                                          ----------------------
                                            G. Scott Hetzer
                                            Senior Vice President and Treasurer

                                       BANK ONE TRUST COMPANY, NATIONAL
                                       ASSOCIATION
                                       as Exchange Rate Agent

                                       By   /s/ Michael Pinzon
                                          ----------------------
                                            Michael Pinzon

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